EXHIBIT 99.1

1 Helen of Troy Plaza

El Paso, TX 79912

915-225-8000

Immediate release

HELEN OF TROY LIMITED REPORTS RECORD

FOURTH QUARTER NET SALES REVENUE AND NET INCOME AND RECORD

NET SALES REVENUE AND NET INCOME FOR FISCAL 2011

EL PASO, Texas, May 10 — Helen of Troy Limited (NASDAQ, NM:  HELE), designer, developer and worldwide marketer of brand-name household and personal care consumer products, today reported record fourth quarter net sales revenue and net income, and record net sales revenue and net income for the fiscal year ended February 28, 2011.

Fourth quarter net sales revenue increased 55.8 percent to $237,066,000 from $152,161,000 in the same period of the prior year. Fourth quarter net sales revenue in the Housewares segment increased 9.1 percent to $54,557,000 compared to $50,028,000 for the same period last year, demonstrating the continued strength of our OXO brands.  Net sales revenue in the Personal Care segment increased 11.0 percent to $113,362,000 in the fourth quarter compared to $102,133,000 for the same period last year.

Fiscal year net sales revenue increased 20 percent to $777,043,000 from $647,626,000 in the prior fiscal year. Net sales revenue in the Housewares segment for the fiscal year increased 9.2 percent to $216,681,000 compared to $198,475,000 for the same period last year. Net sales revenue in the Personal Care segment for the fiscal year increased 9.4 percent to $491,215,000 compared to $449,151,000 for the same period last year, primarily reflecting the acquisition of the Pert Plus® and Sure® business on March 31, 2010.

Helen of Troy completed the acquisition of Kaz, Inc., (Kaz) on December 31, 2010 creating the Company’s new Healthcare/Home Environment segment.  Kaz is a world leader in providing a broad range of consumer products in the healthcare and home environment product categories.  Significant products include humidifiers, de-humidifiers, vaporizers, thermometers, air purifiers, fans, portable heaters, heating pads and electronic mosquito traps. Kaz brands include Vicks®, Braun®, Honeywell®, SoftHeat®, Duracraft®, and Stinger®. Net sales revenue for this new segment for the quarter and fiscal year ending February 28, 2011 for the two month period was $69,147,000.

Net income for the fourth quarter was $24,382,000 or $0.77 per fully diluted share, compared to $16,664,000 or $0.54 per fully diluted share in the prior year fourth quarter, an increase in net income of 46.3 percent.

Net income for the fiscal year was $93,305,000 or $2.98 per fully diluted share, compared to $71,817,000 or $2.32 per fully diluted share in the prior fiscal year, an increase in net income of 29.9 percent.

Fourth quarter gross profit as a percentage of net sales revenue was 43.8 percent compared to 44.8 percent in the same period last year, primarily reflecting lower margins in the new Healthcare/Home Environment segment. Gross profit as a percentage of net sales revenue for the fiscal year increased to 44.9 percent compared to 43.1 percent in the same period last year. The primary components of this improvement were the impact of commodity price decreases in fiscal 2010 that continue to cycle through cost of goods sold and a change in sales mix, as the grooming, skin care and hair care solutions category with comparatively higher margins comprised a more significant portion of the Company’s overall net sales revenue, as a result of the Pert Plus® and Sure® acquisition.

Selling, general and administrative expense (SG&A) for the fourth quarter of fiscal 2011 was $72,321,000, or 30.5 percent of net sales revenue, compared to $47,657,000, or 31.3 percent of net sales revenue for the same period last year. For fiscal 2011, SG&A increased to 30.3 percent of net sales revenue compared to 29.2 percent in fiscal 2010. The increase in fiscal year SG&A is primarily due to higher advertising expense in support of new product introductions in the Personal Care segment, higher intangible asset amortization as a result of recent acquisitions, and acquisition-related expenses associated with Kaz.

Gerald J. Rubin, Chairman, Chief Executive Officer and President, commenting on the Company’s results stated, “We are very pleased with our record fourth quarter and record fiscal year results. We continue to make progress in achieving our strategic business objectives initiated during the past year. During the fourth quarter, we utilized $77,498,000 of our available cash and $194,000,000 of financing for the acquisition of the Kaz business, giving us entry into exciting new product categories, under the well known and recognized Vicks®, Braun®, and Honeywell® brand names.

“Our on-going efforts to improve our gross profit margin and gain operating efficiencies are reflected in our results for the full year. We plan to continue to implement the following specific initiatives for fiscal 2012 with the goal of achieving net sales revenue and net income growth:

•                  Continued growth and expansion of OXO® product lines;

•                  Continued investment in new product line development and introductions to gain market share;

•                  Integration and development of our new Kaz business;

•                  Continued sourcing and product cost management initiatives to offset expected commodity and in-bound transportation cost increases; and

•                  Continued implementation of productivity initiatives to reduce operating expenses.

“At February 28, 2011, the Company’s balance sheet included stockholders’ equity of $685,549,000 and cash of $27,193,000. The domestic retail environment has recently shown improvement, and we are confident that we will continue to be an innovative market leader in serving our retail partners and consumers in the years to come,” Rubin concluded.

The Company will conduct a teleconference in conjunction with today’s earnings release.  The teleconference begins at 11 a.m. ET today, Tuesday, May 10, 2011.  Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.hotus.com.  The event will be archived and available for replay through June 30, 2011.

About Helen of Troy Limited: Helen of Troy Limited is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including: Housewares: OXO®, OXO Good Grips®, OXO Soft Works® and OXO Steel®; Personal  Care: Revlon®, Vidal Sassoon®, Dr. Scholl’s®, Scholl®, Pro Beauty Tools®, Sure®, Pert Plus®, Infusium23®,  Brut®, Ogilvie®, Ammens®, Hot Tools®, and Gold ’N Hot®; and Healthcare/Home Environment: Vicks®, Braun®, Honeywell®, Stinger®, Duracraft®, Protec®, and SoftHeat®. For more information, please visit www.hotus.com.

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“U.S. GAAP”). To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP financial measures, such as EBITDA and EBITDA without share-based compensation and asset impairment charges, which are presented in an accompanying table to this press release along with a reconciliation of these financial measures to their corresponding U.S. GAAP based measures presented in the Company’s consolidated condensed statements of income.

This press release may contain forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company’s actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. The forward-looking statements are qualified in their entirety by a number of risks that could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates”, “estimates”, “believes”, “expects”, “plans”, “may”, “will”, “should”, “seeks”, “project”, “predict”, “potential”, “continue”, “intends” and other similar words identify forward-looking statements. The Company cautions readers not to place undue reliance on forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2011 and in our other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the departure and recruitment of key personnel, the Company’s ability to deliver products to our customers in a timely manner, the Company’s projections of product demand, sales and net income are highly subjective and our future net sales revenue and net income could vary in a material amount from such projections, the Company’s relationship with key customers and licensors, the costs of complying with the business demands and requirements of large sophisticated customers, the Company’s dependence on foreign sources of supply and foreign manufacturing, the impact of changing costs of raw materials and energy on cost of goods sold and certain operating expenses, expectations regarding acquisitions and the integration of acquired businesses,  circumstances that may contribute to future impairment of goodwill, intangible or other long-lived assets, the risks associated with the use of trademarks licensed from third parties, our dependence on the strength of retail economies and vulnerabilities to an economic downturn, the Company’s ability to develop and introduce innovative new products to meet changing consumer preferences, disruptions in U.S. and international credit markets, exchange rate risks, the Company’s leverage and the constraints it may impose, the inability to liquidate auction rate securities, the risks associated with tax audits and related disputes with taxing authorities, potential changes in laws, including tax laws, and the Company’s ability to continue to avoid classification as a controlled foreign corporation.

HELEN OF TROY LIMITED AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended				For the Twelve Months
	2/28/2011		2/28/2010		2/28/2011		2/28/2010
Sales revenue, net	$237,066	100.0%	$152,161	100.0%	$777,043	100.0%	$647,626	100.0%
Cost of goods sold	133,268	56.2%	83,930	55.2%	427,797	55.1%	368,470	56.9%
Gross profit	103,798	43.8%	68,231	44.8%	349,246	44.9%	279,156	43.1%

Selling, general and administrative expense	72,321	30.5%	47,657	31.3%	235,341	30.3%	188,887	29.2%
Operating income before impairments	31,477	13.3%	20,574	13.5%	113,905	14.7%	90,269	13.9%

Asset impairment charges	1,660	0.7%	—	0.0%	2,161	0.3%	900	0.1%
Operating income	29,817	12.6%	20,574	13.5%	111,744	14.4%	89,369	13.8%

Other income (expense):
Nonoperating income, net	87	0.0%	119	0.1%	577	0.1%	1,046	0.2%
Interest expense	(3,316)	-1.4%	(2,118)	-1.4%	(9,693)	-1.2%	(10,310)	-1.6%
Total other income (expense)	(3,229)	-1.4%	(1,999)	-1.3%	(9,116)	-1.2%	(9,264)	-1.4%
Income before income taxes	26,588	11.2%	18,575	12.2%	102,628	13.2%	80,105	12.4%

Income tax expense	2,206	0.9%	1,911	1.3%	9,323	1.2%	8,288	1.3%
Net income	$24,382	10.3%	$16,664	11.0%	$93,305	12.0%	$71,817	11.1%

Diluted earnings per share	$0.77		$0.54		$2.98		$2.32

Weighted average shares of common stock used in computing diluted earnings per share	31,542		31,143		31,355		30,921

HELEN OF TROY LIMITED AND SUBSIDIARIES

Selected Consolidated Balance Sheet Information

(unaudited)

(in thousands)

	2/28/2011	2/28/2010

Cash and cash equivalents	$27,193	$110,208

Receivables	188,404	109,722

Inventory	217,230	124,021

Total assets, current	460,451	359,354

Long-term investments	20,711	20,534

Total assets	1,240,524	834,733

Total liabilities, current	338,941	105,294

Total long-term liabilities	216,034	145,667

Stockholders’ equity	685,549	583,772

SELECTED OTHER DATA (in thousands)

Reconciliation of Non-GAAP Financial Measure - EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and EBITDA without share-based compensation and asset impairment charges to Net Income

	For the Three Months Ended		For the Twelve Months Ended
	2/28/2011	2/28/2010	2/28/2011	2/28/2010

Net income	$24,382	$16,664	$93,305	$71,817

Interest expense, net	3,186	1,978	9,161	9,744

Income tax expense	2,206	1,911	9,323	8,288

Depreciation and amortization	6,087	3,825	18,502	15,261

EBITDA (Earnings before interest, taxes, depreciation and amortization)	$35,861	$24,378	$130,291	$105,110

EBITDA without share-based compensation and asset impairment charges

EBITDA, as calculated above	$35,861	$24,378	$130,291	$105,110

Add: Asset impairment charges	1,660	—	2,161	900
Share-based compensation	470	480	2,017	1,744

EBITDA without share-based compensation and asset impairment charges	$37,991	$24,858	$134,469	$107,754

The above table of SELECTED OTHER DATA and the accompanying press release include non-GAAP measures. Non-GAAP EBITDA and EBITDA without share-based compensation and asset impairment charges that are discussed in the accompanying press release or in the preceding table may be considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding table that reconciles these measures to their corresponding GAAP based measures presented in our Consolidated Condensed Statements of Income in the accompanying press release. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations.  The Company believes that these non-GAAP measures, in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective. The Company further believes that the items excluded from certain non-GAAP measures do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in the Company’s GAAP financial results in the foreseeable future.  The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities.  These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.  Accordingly, undue reliance should not be placed on non-GAAP information.

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2011